EXHIBIT 10.8.1

1st Amendment to the

Share Purchase Agreement

On 2 July 2003 the Seller, the Purchaser, Vodafone Passo GmbH and ATX Technologies, Inc. signed a Share Purchase Agreement (deed no. 873/2003 of notary Dr. Paul Rombach). The Parties have agreed to amend/change the Share Purchase Agreement as follows:

1.	§ 2.1 shall read:

“The entire consideration for the sale and transfer of the Sold Shares and for all other obligations assumed by the Seller under this Agreement (hereinafter referred to as the “Purchase Price”) shall be EUR 18,000,000 (in words: Eighteen million Euros) provided that Passo’s equity in the sense of § 266 IIIA of the German Commercial Code (HGB) as of the Closing Date amounts to EUR 6,300,000 (in words: Six million, three hundred thousand Euros) (Guaranteed Equity). Passo’s equity as of the Closing Date shall be determined as follows:

As of the end of the month prior to the Closing Date (Equity Determination Date), Passo shall prepare an audited interim balance sheet (Equity Determination Balance Sheet) to which the provisions of the German Commercial Code (HGB) for the preparation of annual financial statements (§§ 242 ff. HGB) are applicable mutatis mutandis, with the exception that:

•	any reserves (Rückstellungen) for which the respective obligation is assumed by Vodafone under § 4.5, § 4.6, § 6.25 and § 6.27 of this Agreement shall not be released for the preparation of the Equity Determination Balance Sheet,

•	expenses for severance payments to employees from a social plan to be concluded by Passo on or after the Closing Date shall not be reserved,

•	severance payments and salaries for employees, for which Passo has entered into an agreement for the termination of the employment contract prior to the date hereof or for employees, who are currently on maternity leave (see categories “leavers” and “Payed leave for New Parent” in Annex 6.8), shall be reserved in the amount of EUR 675,000.00. If Closing does not take place before 1 August 2003 the amount of such reserve shall be reduced by the amount of severance payment(s) made in the month of July 2003 to any of the employees listed in any of these categories.

The Equity Determination Balance Sheet shall be prepared consistent with the accounting practices applied by Passo in the past. Irrespective of the accounting practices applied in the past, for the Equity Determination Balance Sheet the pension obligations of Passo shall be reserved in accordance with § 6a of the German Income Tax Act (Einkommensteuergesetz EStG) on the basis of the Heubeck mortality index of 1998. The pension reserves shall reflect the entire pension obligations; i.e. irrespective of whether a deficiency in the value of the pension reserves is admissible under German General Accepted Accounting Principles or mandatory under § 6a EStG for the Equity

Determination Balance Sheet, all pension obligations shall be reserved in their full amount valuated pursuant to the “Teilwertmethode” in the meaning of § 6a EStG.

Passo’s income/loss (Closing Period Income/Loss) for the period from the Equity Determination Date up until and including the Closing Date (Closing Period) shall be equal to the sum of the income/loss per day during the period from 1 April 2003 until the Equity Determination Date (Equity Determination Period), divided by the number of days within the Equity Determination Period, and multiplied by the number of days in the Closing Period. “Ordinary Income/Loss” shall mean income/loss of the Equity Determination Period plus any extra-period expenses (e.g. depreciation of trade accounts receivable, extraordinary depreciation of assets due) minus any extra-period income (e.g. release of reserves).

Passo’s equity as of the Closing Date shall be determined either by adding the Closing Period Income to the Equity as of the Equity Determination Date or subtracting the Closing Period Loss from the equity as of the Equity Determination Date. The amount by which the Guaranteed Equity exceeds the equity as of the Closing Date shall be contributed by the Seller to Passo under an increase of the capital reserve (Kapitalrücklage).

If the Guaranteed Equity is in excess of EUR 6,300,000, the excess amount shall increase the Purchase Price accordingly.

By the Closing Date, the Seller shall provide the Purchaser with the Equity Determination Balance Sheet, the computation of the Closing Period Income/Loss as well as the Seller’s working papers and the Seller’s auditor’s working papers made in the course of its preparation.

2.	The Equity Determination Balance Sheet prepared pursuant to the definitions stipulated in § 2.1, second paragraph of the Share Purchase Agreement prior to the changes made in this Amendment is attached as Annex 1 for evidence purposes to this Amendment. The parties agree that the Equity Determination Balance Sheet does not reflect the change to § 2.1, second paragraph, first hyphen of the Share Purchase Agreement (“shall not be released” instead of “shall be released”) as stipulated in this Amendment.

However, the Parties acknowledge that they will use the Equity Determination Balance Sheet exclusively in such a way as if this change had been made.

Based on this assumption, the Parties hereby agree that the Equity Determination Balance Sheet is final and binding.

3.	Passo’s equity as of the Closing Date is agreed to be EUR 6,417,000.00. A calculation is attached as Annex 2 for evidence purposes.

4.	§ 2.3 a) shall be deleted.

5.	§ 2.3 b) shall read as follows:

“the difference between EUR 18,000,000 plus any potential Purchase Price increase in the event that the Equity is in excess of EUR 6,300,000, minus EUR 6,000,000 as dealt with in § 2.3 c) below on the Closing Date through the signing of a bank transfer statement (Banküberweisung) into Seller’s account no. 317 75 08 with Deutsche Bank AG Düsseldorf by Dr Rauh drawn on the Special Account as stated in § 2.2 a) above and handing over of such bank transfer statement (Banküberweisung) to the Seller’s agent appointed in § 12.5 a). The Parties and Passo hereby agree that such payment from Passo shall be deemed to be a payment from the Purchaser to the Seller as a consequence of a loan agreement entered into between Passo and the Purchaser with effect as of signature of the bank transfer statement (Banküberweisung) by Dr Theo Rauh, in which regard the money is to be paid directly from Passo to the Seller upon the Purchaser’s instruction. The Seller hereby undertakes to procure that within 1 business day after receipt of the bank transfer statement (Banküberweisung) signed by Dr Rauh, Dr Walz shall resign as an authorised signatory for the Special Account;”

6.	The Purchaser hereby undertakes the obligation to pay an amount of EUR 2,000,000 to Passo within five business days after signing this Deed in order to partially repay the loan specified in § 2.3 b) of the Share Purchase Agreement (Vertrag zugunsten Dritter).”

7.	The Parties hereby agree that Passo entering/having entered into a lease agreement for

7.1	a partial area of the 4th floor (lease units 3 and 4), size approx. 919.04 m2
7.2	a partial area of the 5th floor (lease units 3 and 4), size approx. 919.04 m2
7.3	a partial area of the 5th floor (lease units 1 and 2), size approx. 996.78 m2
7.4	a partial area of the 6th floor, size approx. 25 m2
7.5	43 car parking spaces on the 1st basement level of the underground car park
7.6	20 car parking spaces on the 1st basement level of the underground car park
7.7	proportionate storage areas in the cellar, size approx. 160 m2 all located at Niederkasseler Lohweg 20, Düsseldorf shall not infringe § 6.23 of the Share Purchase Agreement.

8.	The parties hereby agree that all of the conditions precedent specified in the Share Purchase Agreement have been fulfilled.

9.	§ 9 shall read as follows:

“Unless this Agreement shall have been terminated in accordance with § 10 below, the transfer of the Sold Shares shall occur upon the satisfaction of

•	the conditions precedent set forth in § 8 above,

•	the submission of the Equity Determination Balance Sheet to the Purchaser (whereby the Purchaser shall be entitled to waive the requirement that the Equity Determination Balance Sheet be audited prior to Closing), and

•	the handing over of the bank transfer instruction (Banküberweisung) as specified in § 2.3 b) in the offices of PPR & Partner.”

10.	All other provisions of the Share Purchase Agreement shall remain unchanged. § 12.4 to § 12.10 of the Share Purchase Agreement shall apply to this Amendment as well.

This deed was read aloud by the notary public to the individuals appearing, approved by them arid signed by them and the notary public in their own hands as follows: